Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: Wilson W. Cheung Chief Financial Officer

(510) 683-5900

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Announces Second Quarter 2008 Financial Results

FREMONT, Calif., July 30, 2008 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Results

Revenue for the second quarter of 2008 was $19.9 million, compared with $19.6 million in the first quarter of 2008, and $13.6 million in the second quarter of 2007.  Total gallium arsenide (GaAs) substrate revenue was $13.1 million for the second quarter of 2008, compared with $13.7 million in the first quarter of 2008, and $9.3 million in the second quarter of 2007.

The decline in GaAs substrate revenues in the second quarter of 2008 was primarily the result of three issues.  First, a U.S. customer closed its operations during the second quarter resulting in an abrupt halt of shipments to them.  Second, a major Asian customer shut down its operations for two weeks for routine annual maintenance; and finally, we encountered a parametric issue with 6-inch substrates for this customer due to a change in their application of our substrates during the second quarter.  AXT is working closely with this customer to reach a solution and shipments of 6-inch substrates are resuming in the third quarter.

Indium phosphide (InP) substrate revenue was $500,000 for the second quarter of 2008, compared with $478,000 in the first quarter of 2008, and $660,000 in the second quarter of 2007.  Germanium (Ge) substrate revenue was $1.4 million compared with $1.4 million in the first quarter of 2008 and $402,000 in the second quarter of 2007.  Raw materials sales were $4.9 million for the second quarter of 2008, compared with $4.0 million in the first quarter of 2008 and $3.3 million in the second quarter of 2007.  Raw materials sales increased in the second quarter of 2008 as more orders were shipped to customers to avoid transportation restrictions prior to the commencement of the Beijing Olympics.

Gross margin was 32.3 percent of revenue for the second quarter of 2008.  This included a benefit from the sale of approximately $735,000 in fully reserved wafers, which positively affected the quarterly gross margin by 3.7 percentage points.  By comparison, gross margin in the first quarter of 2008 was 31.7 percent.  This included a benefit from the sales of approximately $620,000 in fully reserved wafers, which positively affected first quarter gross margin by 3.2 percentage points.  Gross margin in the second quarter

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

of 2007 was 36.9 percent, including a benefit from the sale of approximately $387,000 in fully reserved wafers, which positively affected the quarterly gross margins by 2.8 percentage points.

Operating expenses were $4.1 million in the first quarter of 2008, compared with $4.3 million in the first quarter of 2008, and $3.6 million in the second quarter of 2007.  Operating expenses in the second quarter of 2007 included a $481,000 recovery on assets held for sale.

Income from operations for the second quarter of 2008 was $2.3 million compared with $2.0 million in the first quarter of 2008, and $1.4 million in the second quarter of 2007.

Net interest and other loss for the second quarter of 2008 was $925,000, which included foreign exchange losses of $593,000 primarily from our Yen-denominated accounts receivables and a loss on sale of investment of $133,000, compared with net interest and other income of $552,000 for the first quarter of 2008, which included a gain on sale of investment of $459,000, and net interest and other loss of $47,000 in the second quarter of 2007.

Due to the impact of the foreign exchange losses and the loss on the sale of investment, net income in the second quarter of 2008 was $0.7 million or $0.02 per diluted share, compared with net income of $2.0 million or $0.06 per diluted share in the first quarter of 2008, and net income of $1.2 million, or $0.04 per diluted share in the second quarter of 2007.

Management Qualitative Comments

“Our business continued to perform well during the second quarter with growth at many key customers across our product lines,” said Phil Yin, chairman and CEO.  “As a result, we were able to meet our total quarterly revenue expectations and exceed our operating income target despite the issues relating to two customers of our gallium arsenide substrates.  We are also pleased that the collaborative working relationship with our Asian customer is resulting in a solution to the technical issue we experienced, allowing us to resume shipments in the third quarter.  We expect to see growth this quarter in our gallium arsenide substrate business, particularly in 6-inch substrates, as demand for our products remains strong and we continue to gain market share across our product lines.  Further, our germanium substrates are performing very well in qualifications and we expect to see further growth in this area as we ramp new and existing customers in the second half of the year.”

Outlook for Third Quarter, Ending Sept. 30, 2008

AXT estimates revenue for the third quarter will increase to between $20.1 million and $20.5 million. The company estimates that net income per diluted share will be between $0.03 and $0.05, which takes into account our diluted weighted average share count of approximately 31.6 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. Pacific Time. The conference call can be accessed at (416) 641-6143 (conference ID 3264178). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (416) 695-5800 until August 6, 2008. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

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About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the third quarter of 2008, growth in our customer base and expansion of our addressable markets, increasing market share, progress in our product qualifications with customers, our ability to resolve technical issues resulting in increased shipments, growth in our GaAs and Ge substrate businesses and continuing demand from new and existing customers.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; market acceptance and demand for the company’s products; the impact on our ability to ship and deliver products as a result of the Beijing Olympics in August 2008; the impact of the factory closures or other delays by our customers on the timing of sales of products; the impact of foreign exchange fluctuations; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$19,932	$13,639	$39,566	$26,165
Cost of revenue	13,488	8,607	26,901	15,728
Gross profit	6,444	5,032	12,665	10,437

Operating expenses:
Selling, general and administrative	3,578	3,743	7,245	7,446
Research and development	569	348	1,073	808
Impairment (recovery) on assets held for sale	—	(481)	83	(481)
Total operating expenses	4,147	3,610	8,401	7,773
Income from operations	2,297	1,422	4,264	2,664
Interest income, net	241	225	365	449
Minority interests	(648)	(493)	(1,147)	(753)
Other income (expense), net	(518)	221	409	470

Income before provision for income taxes	1,372	1,375	3,891	2,830
Provision for income taxes	635	162	1,195	273
Net income	$737	$1,213	$2,696	$2,557

Net income per share:
Basic	$0.02	$0.04	$0.09	$0.08
Diluted	$0.02	$0.04	$0.08	$0.08

Shares used in computing net income per share:
Basic	30,421	29,943	30,403	29,871
Diluted	31,562	31,142	31,573	31,233

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2008	2007
Assets:
Current assets
Cash and cash equivalents	$19,292	$18,380
Short-term investments	17,698	20,825
Accounts receivable, net	13,640	12,149
Inventories, net	38,887	24,781
Prepaid expenses and other current assets	5,970	3,569
Assets held for sale	—	5,140
Total current assets	95,487	84,844

Property, plant and equipment, net	19,100	15,986
Restricted deposits	6,400	6,700
Other assets	5,739	5,242

Total assets	$126,726	$112,772

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$14,228	$4,328
Accrued liabilities	5,586	4,716
Current portion of long-term debt	450	450
Total current liabilities	20,264	9,494

Long-term debt, net of current portion	5,962	6,250
Other long-term liabilities	3,028	3,778
Total liabilities	29,254	19,522

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	186,449	185,979
Accumulated deficit	(95,847)	(98,543)
Other comprehensive income	3,338	2,282
Total stockholders’ equity	97,472	93,250

Total liabilities and stockholders’ equity	$126,726	$112,772